Exhibit 99.1

FOR IMMEDIATE RELEASE	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

First Quarter Highlights

•	Worldwide net sales up 7%;

•	North American Region[1] gross sales up 5% and International Region gross sales up 9%;

•	Worldwide gross sales by core brands: Barbie® down 2%; Hot Wheels® down 3%; Fisher-Price® down 7% and American Girl® up 32%;

•	Gross margin increased 320 basis points of net sales; SG&A decreased 30 basis points of net sales;

•	Operating income of $65.8 million compared to operating income of $28.7 million in the first quarter of 2012; and

•	Earnings per share of $0.11 vs. prior year earnings per share of $0.02.

Capital Deployment

•	Board declared 2013 second quarter cash dividend of $0.36 per share, reflecting an annualized dividend of $1.44 per share;

•	The Company repurchased 240,000 shares of its common stock during the first quarter at a cost of approximately $9 million.

EL SEGUNDO, Calif., April 17, 2013 – Mattel, Inc. (NASDAQ: MAT) today reported 2013 first quarter financial results. For the quarter, the Company reported net income of $38.5 million, or $0.11 per share, compared to last year’s first quarter net income of $7.8 million, or $0.02 per share.

“Overall, 2013 is off to a solid start, demonstrating the strength of our global portfolio of brands, countries and customers. We are very pleased with the performance of our Girls Portfolio and the strong results across all regions, particularly Europe,” said Bryan G. Stockton, Mattel Chairman and Chief Executive Officer. “We continue to see the first quarter as our pre-season and we remain focused on a strong 2013 and delivering in the all-important holiday season.”

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[1]	Consists of the U.S., Canada and American Girl

Mattel First Quarter 2013 Financial Results, page 2

Financial Overview

For the quarter, net sales were $995.6 million, up 7% compared to $928.4 million last year. On a regional basis, first quarter gross sales increased 5% in the North American Region, which consists of the U.S., Canada and American Girl, with no impact from changes in currency exchange rates. For the International Region, gross sales increased 9%, including a 2 percentage point unfavorable impact from changes in currency exchange rates. Operating income for the quarter was $65.8 million, compared to prior year’s operating income for the quarter of $28.7 million.

The Company’s debt-to-total-capital ratio of 35.2% is in line with its capital investment framework.

Cash flows used for operating activities were approximately $62 million, compared to approximately $171 million of cash flows from operating activities in 2012. The change is primarily due to higher working capital usage, partially offset by higher net income. Cash flows used for investing activities were approximately $66 million, a decrease of $637 million, driven primarily by the prior year acquisition of HIT Entertainment. Cash flows from financing and other activities were approximately $52 million, compared to cash flows used for financing and other activities of approximately $53 million in 2012. The change was primarily due to the net proceeds received from the issuance of long-term debt, partially offset by repayments of long-term debt and higher dividend payments.

Capital Deployment

The Company announced today that its Board of Directors declared a second quarter cash dividend of $0.36 per share on the Company’s common stock. The dividend will be payable on June 14, 2013 to stockholders of record on May 23, 2013. The dividend is the second of four quarterly dividends the Company expects to pay this year, reflecting an annualized dividend of $1.44 per share, which represents a 16% increase to last year’s total dividends. During the first quarter of 2013, the Company repurchased 240,000 shares of its common stock at a cost of approximately $9 million.

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Mattel First Quarter 2013 Financial Results, page 3

Sales by Brand

Mattel Girls and Boys Brands

For the first quarter, worldwide gross sales for Mattel Girls & Boys Brands were $692.2 million, up 11% versus the prior year. Worldwide gross sales for the Barbie brand were down 2%.

Worldwide gross sales for Other Girls Brands were up 56%, driven by Monster High®. Worldwide gross sales for the Wheels category, which includes the Hot Wheels, Matchbox® and Tyco R/C® brands, were down 2%. Worldwide gross sales for the Entertainment business, which includes Radica® and Games, were up 1%.

Fisher-Price Brands

First quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $287.3 million, down 7% versus the prior year, primarily driven by Fisher-Price Core, partially offset by Fisher-Price Friends.

American Girl Brands

First quarter gross sales for American Girl Brands, which offers American Girl branded products directly to consumers, were $100.5 million, up 32% versus the prior year. This was driven primarily by increases in all core doll segments, led by Saige, 2013 Girl of the Year, and strong performance at retail, including the three new stores opened in 2012.

Live Webcast

Mattel will webcast its 2013 first quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the Company’s corporate Web site: http://corporate.mattel.com/. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Friday, April 19 at midnight Eastern time and may be accessed by dialing + (404) 537-3406. The passcode is 62075882.

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Mattel First Quarter 2013 Financial Results, page 4

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel, Inc.

Mattel, Inc. (NASDAQ:MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends®, Fisher-Price® brands, including, Little People® and Power Wheels®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the sixth year in a row. Mattel also is ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 28,000 people in 40 countries and territories and sells products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel

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MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
(In millions, except per share and percentage information)	2013		2012		Yr /Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$995.6		$928.4		7%
Cost of sales	455.6	45.8%	455.0	49.0%	0%

Gross Profit	540.0	54.2%	473.4	51.0%	14%
Advertising and promotion expenses	104.5	10.5%	97.9	10.5%	7%
Other selling and administrative expenses	369.7	37.1%	346.8	37.4%	7%

Operating Income	65.8	6.6%	28.7	3.1%	129%
Interest expense	20.3	2.0%	21.1	2.3%	-4%
Interest (income)	(1.4)	-0.1%	(1.7)	-0.2%	-20%
Other non-operating expense (income), net	2.7		(0.9)

Income Before Income Taxes	44.2	4.4%	10.2	1.1%	334%
Provision for income taxes	5.7		2.4

Net Income	$38.5	3.9%	$7.8	0.8%	392%

Net Income Per Common Share - Basic	$0.11		$0.02

Weighted average number of common shares	344.3		339.1

Net Income Per Common Share - Diluted	$0.11		$0.02

Weighted average number of common and potential common shares	348.8		343.7

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended March 31,
(In millions, except percentage information)	2013		2012
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$692.2		$622.2
% Change		11%		-4%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1
Fisher-Price Brands	287.3		310.2
% Change		-7%		0%
Pos./(Neg.) Impact of Currency (in % pts)		0		-2
American Girl Brands	100.5		76.0
% Change		32%		4%
Other	8.4		8.8

Gross Sales	$1,088.4		$1,017.2

% Change		7%		-2%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$1,088.4		$1,017.2
Sales Adjustments	(92.8)		(88.8)

Net Sales	$995.6		$928.4

% Change		7%		-2%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,		At December 31,
	2013	2012 (a)	2012
(In millions)	(Unaudited)

Assets
Cash and equivalents	$1,259.5	$784.6	$1,335.7
Accounts receivable, net	750.8	742.3	1,226.8
Inventories	599.9	603.7	465.1
Prepaid expenses and other current assets	545.3	374.4	529.2

Total current assets	3,155.5	2,505.0	3,556.8
Property, plant, and equipment, net	605.1	534.7	593.2
Other noncurrent assets	2,433.1	2,511.4	2,376.8

Total Assets	$6,193.7	$5,551.1	$6,526.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$5.0	$—	$9.8
Current portion of long-term debt	50.0	400.0	400.0
Accounts payable and accrued liabilities	825.5	733.1	1,273.2
Income taxes payable	18.0	10.8	33.0

Total current liabilities	898.5	1,143.9	1,716.0
Long-term debt	1,600.0	1,150.0	1,100.0
Other noncurrent liabilities	647.0	616.1	643.8
Stockholders’ equity	3,048.2	2,641.1	3,067.0

Total Liabilities and Stockholders’ Equity	$6,193.7	$5,551.1	$6,526.8

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2013	2012

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	68	72
Total debt outstanding	$1,655.0	$1,550.0
Total debt-to-total-capital ratio	35.2%	37.0%

	Three Months Ended March 31,
(In millions)	2013 (b)	2012 (a)

Condensed Cash Flow Data:
Cash flows (used for) from operating activities	$(62)	$171
Cash flows (used for) investing activities	(66)	(702)
Cash flows from (used for) financing activities and other	52	(53)

Decrease in cash and equivalents	$(76)	$(584)

(a)	Certain balances related to the acquisition of HIT Entertainment have been retrospectively adjusted to reflect their final acquisition-date fair values.
(b)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.